EXHIBIT 10.27
OFFICE LEASE

THIS OFFICE LEASE (the "Lease") is executed this __8th_ day of __December_____________, 2014, by and between DP WESTON POINTE III, LLC, a Delaware limited liability company ("Landlord"), and THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation ("Tenant").

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)    Leased Premises (shown outlined on Exhibit A attached hereto): all of the building commonly known as Weston Pointe III (the "Building"), located at 2250 North Commerce Parkway, Weston, Florida 33326, within Weston Pointe (the "Park"), which consists of a portion of the first (1st) floor and all of the second (2nd), third (3rd) and fourth (4th) floors (the "Phase I Premises") and the remaining portion of the first (1st) floor (the "Phase II Premises") as labeled on Exhibit A-1 attached; provided, however, that prior to the Expansion Date (as defined in Section 1.01(g) below), the Leased Premises shall consist of only the Phase I Premises.

(b)    Rentable Area: 97,178 rentable square feet, which consists of (i) 85,291 rentable square feet in the Phase I Premises, and (ii) 11,887 rentable square feet in the Phase II Premises; provided, however, that prior to the Expansion Date, the Rentable Area shall be 85,291 rentable square feet.

(c)    Tenant's Proportionate Share: 100%; provided, however, that prior to the Expansion Date, Tenant's Proportionate Share shall be 87.77%.

(d)    Minimum Annual Rent:

06/01/2015 – 12/31/2015	$1,136,857.96	$22.85 per rsf
01/01/2016 – 12/31/2016	$2,220,517.32	$22.85 per rsf
01/01/2017 – 12/31/2017	$2,287,132.80	$23.54 per rsf
01/01/2018 – 12/31/2018	$2,355,746.76	$24.24 per rsf
01/01/2019 – 12/31/2019	$2,426,419.20	$24.97 per rsf
01/01/2020 – 12/31/2020	$2,499,211.80	$25.72 per rsf

(Note: Minimum Annual Rent does not include applicable Florida State Sales Tax, or Additional Rent, which sums shall be the sole responsibility of Tenant.)

To the extent that the Commencement Date occurs on a date later than June 1, 2015, all of the dates in the foregoing schedule and the schedule set forth in Section 1.01(e) below shall be adjusted on a day-for-day basis. To the extent that the Expansion Date occurs on a date later than January 1, 2016, only the dates of December 31, 2015 and January 1, 2016 (as such dates may have been adjusted in accordance with the preceding sentence) in the foregoing schedule and the schedule set forth in Section 1.01(e) below shall be adjusted on a day-for-day basis. Notwithstanding anything to the contrary contained herein, the Minimum Annual Rent and Monthly Rental Installment amounts set forth in the foregoing schedule and the schedule set forth in Section 1.01(e) below, respectively, shall be adjusted based on the Rentable Area being leased by the Tenant during the relevant time period.

(e)    Monthly Rental Installments:

06/01/2015 – 12/31/2015	$162,408.28
01/01/2016 – 12/31/2016	$185,043.11
01/01/2017 – 12/31/2017	$190,594.40
01/01/2018 – 12/31/2018	$196,312.23
01/01/2019 – 12/31/2019	$202,201.60
01/01/2020 – 12/31/2020	$208,267.65

(Note: Monthly Rental Installments do not include applicable Florida State Sales Tax, or Additional Rent, which sums shall be the sole responsibility of Tenant.)

(f)    Commencement Date: the date that is the later to occur of (i) June 1, 2015, or (ii) the date that is five (5) months following Landlord's delivery of the Phase I Premises to Tenant in accordance with the terms of this Lease.

(g)    Expansion Date: the date that is the later to occur of (i) January 1, 2016, or (ii) the date that is five (5) months following Landlord's delivery of the Phase II Premises to Tenant in accordance with the terms of this Lease.

(h)    Expiration Date: the date that is five (5) years and seven (7) months following the Commencement Date.

(i)    Security Deposit: $185,043.11.

(j)    Broker(s): TJT Enterprises, Inc. of Broward representing Tenant, and Duke Realty Services, LLC representing Landlord.

(k)    Permitted Use: General office purposes, including, but not limited to, software development and associated training facilities, and any other uses incidental thereto.

(l)    Address for notices and payments are as follows:

Landlord:        DP Weston Pointe III, LLC
c/o Duke Realty Corporation
Attn.: South Florida Market – V.P., Asset Mgmt. & Customer Service
2400 North Commerce Parkway, Suite 405
Weston, FL 33326

With            DP Weston Pointe III, LLC
Payments to:        75 Remittance Drive, Suite 1749
Chicago, IL 60675-1749

Tenant:            The Ultimate Software Group, Inc.

2000 Ultimate Way
Weston, FL 33326
Attn.: Chief Financial Officer

With a copy to:

The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL 33326
Attn.: General Counsel

(m)    Guarantor: None.

EXHIBITS
Exhibit A:    Leased Premises and Exterior Areas
Exhibit A-1    Phase I Premises and Phase II Premises
Exhibit B:    Intentionally Omitted
Exhibit C:    Letter of Understanding
Exhibit D:    Rules and Regulations

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with an exclusive right to use the exterior areas of the Building and the underlying land and improvements thereto, including, but not limited to, parking areas (collectively, the "Exterior Areas"), as shown on Exhibit A hereto, and all rights of ingress and egress as necessary to access the Leased Premises.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Lease Term shall commence as of the Commencement Date and shall continue through and including the Expiration Date as set forth in Sections 1.01(f) and 1.01(h) above.

Section 2.02. Construction of Tenant Improvements. Tenant shall construct and install all leasehold improvements to the Leased Premises (collectively, the "Tenant Improvements") in accordance with Exhibit B attached hereto and made a part hereof. Landlord shall deliver possession of the Leased Premises to Tenant in accordance with the provisions of Exhibit B.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, ordinary wear and tear excepted, (b) remove from the Leased Premises or where located (i) Tenant's Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls) installed by or on behalf of Tenant, and (iii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear excepted. All of Tenant's Property that is not removed within ten (10) days following Landlord's written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant's cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred fifty percent (150%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of Rent (as defined in Section 3.03(a) below) after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days' prior written notice to the other, whether or not said notice is given on the Rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit a party's remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments, plus Florida State Sales Tax, in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.01. Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to pay any Rent for the Phase I Premises until the Commencement Date and for the Phase II Premises until the Expansion Date.

Section 3.02. Annual Rental Adjustment Definitions.

(a)    "Annual Rental Adjustment" shall mean the amount of Tenant's Proportionate Share of Operating Expenses for the Leased Premises for a particular calendar year, subject to Section 3.05 below.

(b)    "Operating Expenses" shall mean the amount of all of Landlord's actual costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Exterior Areas in good condition and repair for a particular calendar year, including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges (without any additional markup) other than the separately billed electrical and other charges paid by Tenant as provided in this Lease; service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning ("HVAC") system; costs associated with providing fitness facilities; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees (which shall not exceed 3% of the gross rents for the Building); administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building (provided, however, if an employee of Landlord works on several buildings within the area, including the Building, the costs and expenses incurred in connection with such employee shall be allocated among such buildings by Landlord in accordance with reasonable and consistent criteria); maintenance, repair and replacement of the driveways, parking and sidewalk areas, landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles), and only the amortized portion shall be included in Operating Expenses. Operating Expenses shall not include any portion of expenses paid or incurred by Tenant directly. Landlord has not received any notice of special assessments in connection with the Leased Premises from any owners association as of the date of this Lease.

(c)    "Tenant's Proportionate Share of Operating Expenses" shall mean an amount equal to the product of Tenant's Proportionate Share times the Operating Expenses.

(d)    "Real Estate Taxes" shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Exterior Areas, or against Landlord's business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. Landlord shall, within fifteen (15) days of receiving its annual proposed tax notice, notify Tenant whether it plans to contest Real Estate Taxes applicable to the Leased Premises. If Landlord does not elect to contest Real Estate Taxes applicable to the Building for a particular tax period during the Lease Term, Tenant may request that Landlord contest such taxes by written notice to Landlord. Landlord may then elect either to contest such taxes or to allow Tenant to so contest such taxes subject to Landlord's reasonable approval of the firm or individual hired to conduct such contest. In either case, Tenant shall be responsible for all costs of contesting such taxes to the extent that said costs exceed the savings realized by such contest. Any resulting savings over and above the cost of such contest shall be distributed to Tenant.

Section 3.03. Payment of Additional Rent.

(a)    Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "Additional Rent" payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein, Minimum Annual Rent and Additional Rent are sometimes referred to herein as "Rent". Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

(b)    In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next Rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue by more than five (5) days, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the "Prime Rate") plus six percent (6%) per annum; provided, however such interest rate shall not be less than twelve percent (12%) per annum nor more than eighteen percent (18%) per annum.

Section 3.05. Maximum Increase in Operating Expenses. Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant's Proportionate Share of Real Estate Taxes, insurance premiums, utilities, janitorial services, landscaping, management fees (but subject to the cap set forth in Section 3.02(b) above), and charges assessed against the Building pursuant to any covenants or owner's association ("Uncontrollable Expenses"), without regard to the level of increase in any or all of the above in any year or other period of time. Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses that are not Uncontrollable Expenses (herein "Controllable Expenses") shall be limited to a five percent (5%) per annum increase over the amount the Controllable Expenses per rentable square foot for the immediately preceding calendar year would have been had the Controllable Expenses per rentable square foot increased at the rate of five percent (5%) in all previous calendar years beginning with the actual Controllable Expenses per rentable square foot for the calendar year ending December 31, 2015.

Section 3.06. Electronic Payments. At Tenant's option, Tenant shall have the right to make payments of Minimum Annual Rent and any other amounts due under the Lease by electronic funds transfer into an account specified by Landlord at an Automated Clearing House ("ACH") member bank. In the event Tenant elects to make payments to Landlord by electronic funds transfer, Landlord shall, upon request, provide all necessary information and complete all forms required to process and effectuate such electronic payments. Nothing herein shall obligate Tenant to make electronic payments and, in the event Tenant has elected to process payments to Landlord electronically, Tenant shall have the right, at any time, to discontinue such electronic payments, provided that Tenant continues making such payments in accordance with the terms of this Lease.

ARTICLE 4 - SECURITY DEPOSIT

Upon execution and delivery of this Lease by Tenant, Tenant shall deposit the Security Deposit with Landlord as security for the performance by Tenant of all of Tenant's obligations contained in this Lease. In the event of a default by Tenant, Landlord may, following any applicable notice and cure period, apply all or any part of the Security Deposit to cure all or any part of such default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages. Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord. Within forty-five (45) days following the end of the Lease Term, provided that there is then no uncured default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.03 below, Landlord shall return the Security Deposit to Tenant.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use.

(a)    Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all applicable laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with the Building Rules and Regulations attached hereto as Exhibit D and made a part hereof, as may be reasonably modified from time to time by Landlord on reasonable written notice to Tenant so long as any such modification does not materially or adversely affect Tenant's use of the Leased Premises for the Permitted Use. Landlord shall use reasonable efforts, at no cost to Landlord, to cooperate with Tenant in obtaining any approvals required by any owners association.

(b)    Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged and paid for by Landlord.

Section 5.03. Landlord's Rights Regarding Use. Without limiting any of Landlord's rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Exterior Areas in such manner as it deems necessary or proper so long as any such control, change or alteration does not materially or adversely affect Tenant's use of the Leased Premises for the Permitted Use, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency where no notice shall be required) for the purposes of (i) examining or inspecting the same (including, without limitation, testing to confirm Tenant's compliance with this Lease, provided any such testing shall be at Landlord's sole cost and expense), (ii) showing the same to prospective purchasers or mortgagees, (iii) during the last three hundred sixty-five (365) days of the Lease Term and any time Tenant is in Default hereunder, showing the same to prospective tenants, and (iv) making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of Rent therefor. Without limiting the foregoing, Landlord covenants and agrees that in exercising any of its rights under this Section 5.03, Landlord shall use reasonable efforts to minimize any interference with Tenant's use of the Leased Premises for the Permitted Use.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Landlord shall furnish the following utilities and other services to the Leased Premises, or as may be required by law or directed by governmental authority:

(a)    HVAC between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays; provided, however, that HVAC shall be available to Tenant on a twenty-four (24) hours a day basis, and Tenant shall have the right to operate the HVAC during after-hours through the use of an automated telephone system;

(b)    Electrical current;

(c)    Water in the Exterior Areas for lavatory and drinking purposes;

(d)    Automatic elevator service;

(e)    Washing of the exterior of windows at intervals reasonably established by Landlord;

(f)    Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting as required from time to time as a result of normal usage

(g)    Maintenance of the Exterior Areas, including the removal of rubbish,

(h)    Connections for telecommunications services;

(i)    Life safety systems; and

(j)    Access to the Leased premises twenty-four (24) hours per day, seven (7) days per week.

Section 6.02. Additional Services. If (a) Tenant requires utilities or building services in addition to those identified above, and (b) Tenant does not contract directly with a utility company or service provider for any such utility or service, then Landlord shall use reasonable efforts to furnish Tenant with such additional utilities or services requested by Tenant. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent.

Section 6.03. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily by Landlord or other persons at Landlord's direction or authorization until certain repairs, alterations or improvements required to be made by Landlord in connection with this Lease can be made. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing, in the event that (a) an interruption of utility service to the Leased Premises is due to Landlord’s negligence or intentional wrongful acts, and (b) such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than five (5) consecutive business days, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such five (5) business-day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant's sole remedy for Landlord's failure to restore service as set forth above (unless the effect of the utility interruption constitutes constructive eviction under Florida law, in which case Tenant shall have the right to pursue a claim of constructive eviction in the appropriate court of law), and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs and replacements to the roof, exterior walls, exterior doors, windows, corridors and other Exterior Areas, and Landlord shall keep the Building in a clean and neat condition and use reasonable efforts to keep all equipment in good condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02.

Section 7.02. Repair and Maintenance of Leased Premises. Landlord shall keep and maintain the Leased Premises in good condition and repair. The cost of such repairs and maintenance to the Leased Premises shall be included in Operating Expenses. Notwithstanding the above, Tenant shall be solely responsible for any repair or replacement with respect to Tenant's Property (as defined in Section 8.01 below) located in the Leased Premises, the Building or the Exterior Areas. Nothing in this Lease shall obligate Landlord or Tenant to repair normal wear and tear to the Building, the Exterior Areas or the Leased Premises, including, but not limited to, any paint, wall covering, carpeting, landscaping or paving.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing; provided, however, that Tenant shall have the right to make alterations to the Leased Premises, without obtaining Landlord's prior written consent provided that (a) such alterations do not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in cost in any one instance and Five Hundred Thousand and No/100 Dollars ($500,000.00) in cost in the aggregate during the Lease Term; (b) such alterations are non-structural and non-mechanical in nature; (c) Tenant provides Landlord with prior written notice of its intention to make such alterations, stating in reasonable detail the nature, extent and estimated cost of such alterations, together with the plans and specifications for the same, to the extent applicable, and (d) at Landlord's option, Tenant must remove such alterations and restore the Leased Premises upon termination of this Lease. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation hereunder to remove any alterations or improvements that have been made by Tenant with the express written consent of Landlord, unless, at the time of granting such consent, Landlord has expressly required the removal of any such proposed alterations or improvements as a condition to granting such consent. Tenant agrees that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or transferred to bond within forty-five (45) days after receipt of written notice of filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys' fees in connection with any construction or alteration performed by or on behalf of Tenant and any related lien.

Section 7.04. Supplemental HVAC. Tenant, at Tenant's sole cost and expense, shall have the right to install, use, operate and maintain a supplemental air conditioning system ("Supplemental HVAC") at a precise location reasonably satisfactory to Landlord. Tenant shall have the right to operate the Supplemental HVAC twenty-four (24) hours a day, seven (7) days a week at temperatures and conditions as required by Tenant, in Tenant's sole discretion. Tenant shall be solely responsible, at its cost and expense, for the maintenance, repair and replacement (if necessary) of the Supplemental HVAC. Tenant shall operate and maintain the Supplemental HVAC in accordance with all applicable federal, state and local laws and regulations. In no event shall the Supplemental HVAC exhaust into the Building plenum. Tenant shall also be responsible for the cost of the electricity and the water, if applicable, to operate the Supplemental HVAC. Upon expiration or earlier termination of the Lease, Tenant shall, at Landlord's option, remove the Supplemental HVAC. In the event of such removal, Tenant shall repair any and all damage to the Leased Premises and/or the Building caused by such removal. It is expressly understood and agreed by Landlord and Tenant that (a) Tenant shall be entitled to install the Supplemental HVAC on the roof of the Building, (b) the plans for any such installation shall be approved by Landlord, using reasonable judgment, in writing prior to installation, and (c) the installation of any Supplemental HVAC on the roof of the Building shall be further subject to the conditions contained in Section 17.03 below relating to the roof of the Building.

ARTICLE 8 – INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant's trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and all other personal property in or about the Leased Premises, the Building or the Exterior Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or the Exterior Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "Tenant's Property"), shall be and remain at Tenant's sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft or damage to Tenant's Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Exterior Areas, except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant's agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Exterior Areas, (b) arising out of or relating to any of Tenant's Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant's Insurance.

(a)    During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant's use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant's Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii)    Worker's Compensation Insurance. Worker's Compensation insurance in amounts required by applicable law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker's Compensation insurance coverage.

(iv)    Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to $1,000,000.

(v)    Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.

(b)    All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best's rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days' prior written notice to Landlord. In addition, Tenant shall name Landlord, Landlord's managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Workers Compensation insurance, such insurance is primary and non-contributory. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance, Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. In the event of an extension of the Lease Term, Landlord reserves the right to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord's Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Exterior Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant's Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Exterior Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The special form property insurance policies and worker's compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord's obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally made pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises (but in either case can be repaired or rebuilt within one hundred eighty (180) days from the casualty date); then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days' written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Exterior Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises or Exterior Areas shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant shall be entitled to independently pursue a separate award relating to the loss of, or damage to, Tenant's Property, Tenant's relocation costs and Tenant's loss of business and/or business interruption directly associated with the taking as long as such amounts are not subtracted from Landlord's award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a)    Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord's prior written consent. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and, except as to a Permitted Transferee (as defined below) any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of Rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease.

(b)    By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord's opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant at the Park or is a bona-fide third-party prospective tenant. If Landlord refuses to give its consent to any proposed assignment or subletting where Landlord's consent is required, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.

(c)    If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the Rent payable under this Lease, Tenant shall pay to Landlord all of any such excess rental upon receipt. Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys' fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant's interest in and to the Leased Premises as consideration for Landlord's consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord's consent, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged, consolidated or otherwise reorganized, or which acquires substantially all of Tenant's assets or property, whether by sale of assets or stock; or (c) effectuate any public offering of Tenant's stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not materially less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a "Permitted Transferee"). Tenant shall provide Landlord with written notice of any such permitted transfer within ten (10) days following such event. For the purpose of this Article 11, (i) "control" shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) "tangible net worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord's prior written consent pursuant to Section 11.01 above.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance, provided said purchaser agrees to assume Landlord's obligations hereunder, including, but not limited to, the holding and return of the Security Deposit.

Section 12.02. Estoppel Certificate. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which Rent has been paid, (c) that there are not, to Tenant's knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be agreeing that Tenant's occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease beyond any applicable notice and cure period. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a "Default":

(a)    Tenant fails to pay any Monthly Rental Installments or Additional Rent (i) within five (5) days following written notice from Landlord on the first occasion in any twelve (12) month period, or (ii) within five (5) days after the same is due on any subsequent occasion within said twelve (12) month period. Tenant hereby expressly waives any additional notice required under §83.20 of the Florida Statutes.

(b)    Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)    Tenant shall vacate or abandon the Leased Premises, or fail to occupy the Leased Premises or any substantial portion thereof for a period of thirty (30) days.

(d)    Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)    All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)    Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any reasonable costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord's action except to the extent of Landlord's, or anyone under Landlord's control, negligence or willful misconduct not otherwise waived by Tenant pursuant to Section 8.06 above.

(b)    Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to

Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.

(c)    Without terminating this Lease, Landlord may terminate Tenant's right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to (i) the difference between the Rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the "Remaining Term"), (ii) the reasonable costs of recovering possession of the Leased Premises and all other reasonable expenses, loss or damage incurred by Landlord by reason of Tenant's Default (damages set forth in this Section 13.02(c)(ii) being referred to as "Default Damages"), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers' commissions and attorneys' fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the "Prior Obligations"). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(d)    Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant's default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the value of the excess, if any, discounted at the prime rate of interest (as reported in the Wall Street Journal), of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Leased Premises for the Remaining Term, as determined by a neutral real estate broker licensed in the State of Florida who has at least ten (10) years of experience, (ii) all of Landlord's Default Damages, and (iii) all Prior Obligations. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant's liabilities and obligations set forth in this subsection (d) shall survive termination.

(e)    With or without terminating this Lease, Landlord may declare immediately due and payable the sum of the following: (i) the present value (discounted at the prime rate of interest, as reported in the Wall Street Journal) of all Minimum Annual Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), (ii) all Default Damages, and (iii) all Prior Obligations, whereupon Tenant shall be obligated to pay the same to Landlord; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Minimum Annual Rent and Additional Rent payable hereunder throughout the Remaining Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenant and subtenants on account of said Leased Premises during the Remaining Term (but only to the extent that the monies to which Tenant shall so become entitled do not exceed the entire amount actually paid by Tenant to Landlord pursuant to this subsection (e)), less all Default Damages of Landlord incurred but not yet reimbursed by Tenant.

(f)    Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

(g)    If Landlord terminates this Lease or Tenant's right to possession, Landlord's duty to mitigate its damages under this Lease shall be as follows: (i) Landlord shall be required only to use reasonable, good faith efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other similar space in the vicinity, (ii) Landlord will not be deemed to have failed to mitigate if Landlord leases any other space in the Weston, Florida submarket before reletting all or any portion of the Leased Premises, and (iii) Landlord shall not be deemed to have failed to mitigate if it incurs reasonable costs and expenses for repairs, maintenance, changes, alterations and improvements to the Leased Premises (whether to prevent damage or to prepare the Leased Premises for reletting), brokerage commissions, advertising costs, attorneys' fees, any industry standard economic incentives given to replacement tenants, and costs of collecting rent from replacement tenants. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord's rejection of a prospective replacement tenant based on an offer of rentals below actual rates for new leases of comparable space to the Building in the Weston, Florida submarket at the time in question shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord's damages. Tenant shall bear the burden of proving Landlord's failure to mitigate.

Section 13.03. Landlord's Default and Tenant's Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.

Section 13.04. Limitation of Landlord's Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment.

Section 13.05. Nonwaiver of Defaults. Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord's receipt of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys' Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys' fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all reasonable expenses incurred by Landlord as a result thereof, including reasonable attorneys' fees, court costs and expenses actually incurred.

ARTICLE 14 - LANDLORD'S RIGHT TO RELOCATE TENANT

INTENTIONALLY OMITTED.

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a)    "Environmental Laws" shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b)    "Hazardous Substances" shall mean those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" "solid waste" or "infectious waste" under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any known violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord's request therefor concerning Tenant's best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant's Indemnification. Tenant shall indemnify Landlord and Landlord's managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys' fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under Section 15.02 above. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease as to the Phase I Premises, or prior to the Expansion Date as to the Phase II Premises (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant exacerbates the same.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers listed in Section 1.01(j) above and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due the Brokers based on this Lease pursuant to separate agreements between Landlord and each of the respective Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. In the event that Tenant is no longer a publicly traded company, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant's fiscal year, a copy of Tenant's most recent financial statements prepared as of the end of Tenant's fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000.00, said statements shall be certified and audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.09. Representations and Warranties.

(a)    Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)    Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant's sole cost and expense and shall be subject to Landlord's approval. In addition, Tenant, at Tenant’s sole cost and expense, shall have the right to install (a) two (2) Building-mounted identification signs, which shall include Tenant’s name and/or logo, on the parapet wall at the top of the Building (the "Building Signs"), and (b) a monument sign displaying a placard containing Tenant's name and/or logo (the "Monument Sign"; the Building Signs and the Monument Sign hereinafter referred to, collectively, as the "Signs"); provided that said Signs and Tenant's installation thereof comply with all laws, rules, regulations and ordinances encumbering the Building. Without limiting the foregoing, Tenant specifically acknowledges and agrees that Tenant shall be solely responsible for ensuring that the Signs comply with the protective covenants, if any, that encumber the Building as of the date of this Lease, and that any failure by Tenant to comply with the terms of said protective covenants (including, without limitation, obtaining any approvals therein required) shall be at Tenant's sole risk and expense. Landlord shall use reasonable efforts, at no cost to Landlord, to cooperate with Tenant in obtaining any approvals required by any owners association or governmental entity in connection with the installation of the Signs. The size, location, materials, coloring, lettering, lighting and method of installation of the Signs shall be subject to Landlord’s prior approval. Tenant shall, at its sole cost and expense, keep and maintain the Signs in good condition and repair. On or before the expiration or earlier termination of this Lease, Tenant shall be responsible for removing the Building Sign and its placard from the Monument Sign and returning the Building and the surrounding premises to their original condition. Tenant shall not place any other exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10. Landlord shall, at its sole cost and expense, remove any existing signage installed on the Building by any prior tenant prior to the Commencement Date.

Section 16.11. Parking. Tenant shall be entitled to the exclusive use of all of the parking spaces in the parking area contained in the Exterior Areas (which parking consists of approximately three hundred eighty-nine (389) passenger vehicle parking spaces and six (6) handicap parking spaces) and the non-exclusive use of the parking spaces in any parking areas adjacent to the Building outside of the Exterior Areas. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.

Section 16.12. Consent or Approval. Where the consent or approval of a party is required, such consent or approval will not be unreasonably withheld, conditioned or delayed.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("Executive Order"). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (a) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control and (b) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.15. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

ARTICLE 17 - SPECIAL STIPULATIONS

Section 17.01. Existing Tenant.

(a)    Tenant acknowledges that as of the date of this Lease, American Intercontinental University, Inc. (the "Existing Tenant") is the tenant currently occupying the Leased Premises pursuant to a lease between Landlord and the Existing Tenant (the "Existing Lease"). Upon execution of this Lease by both Tenant and Landlord, Landlord agrees to use reasonable good faith efforts to enter into an amendment with the Existing Tenant, pursuant to which (i) the Existing Tenant's right to occupy the Phase I Premises shall terminate as of December 31, 2014 (the "Vacation Date"), (ii) the Existing Tenant shall vacate the Phase I Premises on or before the Vacation Date, (iii) the Existing Lease will terminate effective on or before July 31, 2015 (the "Existing Lease Termination Date"), and (iv) the Existing Tenant shall vacate the Phase II Premises on or before the Existing Lease Termination Date.

(b)    Provided that the Existing Tenant refuses or fails to vacate the Phase I Premises, or any portion thereof, and Landlord fails to deliver possession of the Phase I Premises to Tenant in accordance with the terms of this Lease, on or before the March 31, 2015, Tenant may, at its option and as its sole remedy, terminate this Lease by written notice to Landlord given on or before April 15, 2015 (provided that the contingencies set forth in this sentence have not been satisfied prior to Landlord's receipt of said termination notice), and thereafter neither Landlord nor Tenant shall have any further obligations hereunder, except that Landlord shall refund any and all payments made by Tenant to Landlord pursuant to this Lease, including, but not limited to, the Security Deposit and any pre-paid Rent, within thirty (30) days following Landlord's receipt of such termination notice. Except as set forth in this Section 17.01(b), no liability whatsoever shall arise or accrue against Landlord by reason of the failure of Existing Tenant to vacate the Leased Premises, or Landlord to deliver possession of the Phase I Premises to Tenant.

Section 17.02. Emergency Generator.

(a)    Tenant, at its sole cost and expense and subject to the terms of this Lease, shall have the right to install, operate and maintain an emergency generator and related equipment (collectively, the "Generator") at a precise location on the Building or the Exterior Areas reasonably satisfactory to Landlord. Tenant shall install, operate and maintain the Generator in accordance with all federal, state and local laws and regulations and with any protective covenants. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install, operate and maintain the Generator and shall provide copies thereof to Landlord. Prior to installation of the Generator, Tenant shall provide Landlord with a certificate of insurance on behalf of the installer reasonably satisfactory to Landlord. Tenant, at Tenant's sole cost and expense, shall install screening around the Generator, the size, location, design and manner of which shall be subject to the written approval of Landlord. Tenant shall at all times keep the Generator and the surrounding area in a clean and orderly condition.

(b)    Tenant, at its sole cost and expense, shall be responsible for removing the Generator and the screening surrounding the Generator and for restoring the Building and/or Exterior Areas affected by the Generator and screening to their original condition after such removal. Tenant agrees, within ten (10) days after written notice from Landlord, to remove the Generator and screening surrounding same in the event any governmental entity or applicable law or regulation requires removal thereof or Tenant fails to materially comply with the terms stated herein. Such removal shall be in accordance with all of the terms and conditions set forth herein. If Tenant fails to remove the Generator and screening surrounding same from the Building or Exterior Areas upon expiration or earlier termination of the Lease, or after expiration of the ten (10) day notice period provided above, the Generator and screening surrounding same shall be deemed abandoned by Tenant and shall become the property of Landlord, or Landlord may remove the same at Tenant's expense.

(c)    In addition, commencing on the Generator installation date, Tenant shall obtain a policy of liability insurance, or endorsements to Tenant's policy or policies of liability insurance, covering pollution liability with limits of not less than $1,000,000.

Section 17.03. Roof Rights.

(a)    Roof Area. "Roof Area" shall mean the surface of the roof of the Building.

(b)    Dish. "Dish" shall, collectively, mean one (1) satellite dish and related equipment, and one (1) cellular antenna and related equipment.

(c)    License of Roof Area. Provided (i) Tenant is not in default under the Lease, (ii) Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, and (iii) Landlord, in its sole discretion, has space available on the Roof Area, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant's use and not sold to or utilized in any manner by a third party. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.

(d)    Installation of the Dish.

(i)    The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. Landlord, in its sole discretion, may require Tenant to install screening around the Dish. After obtaining Landlord's written approval, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. Unless otherwise approved by Landlord in writing, however, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant shall be responsible for repairing any damages caused by the installation or maintenance of the Dish.

(ii)    Tenant shall use the roofing company specified by Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. All cable runs, conduit and sleeving shall be installed in a good and workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (A) each dish bracket; (B) at the transmission line building entry point; (C) at the interior wall feed through or any other transmission line exit point; and (D) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with Tenant's name, type of line, and circuit number.

(iii)    Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall confirm that its installer carries sufficient insurance coverage.

(e)    Roof Work. If, during the Lease Term, as same may be extended, Landlord needs to perform maintenance work to Landlord's equipment on the roof of the Building or repair or replace the roof of the Building ("Roof Work"), Tenant agrees to cooperate and work with Landlord (at Tenant's sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days' notice to Tenant of Landlord's intention to perform said work; except in the case of emergency Roof Work, in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Dish at Tenant's sole cost and expense or Tenant's installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish that will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that an alternative location will be available and, consequently, Landlord's obligation to provide such alternative location is subject to the availability of such space. Under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation, including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.

(f)    Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its reasonable discretion and by objective evidence, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action except to the extent of Landlord's, or anyone under Landlord's control, negligence or willful misconduct not otherwise waived by Tenant pursuant to Section 8.06 above.

(g)    Removal of the Dish upon Termination. Following any termination or expiration of the Lease, Tenant shall remove the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as existed prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within ten (10) days after expiration or earlier termination of the Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned, in which event the Dish shall become Landlord's property. This subsection (g) shall survive the expiration or earlier termination of the Lease. Landlord shall remove any existing dish installed at or on the Building by any prior tenant prior to the Commencement Date.

(h)    Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.

(i)    Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs and expenses (including, without limitation, attorneys' fees actually incurred, without regard to statutory interpretation) incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.

Section 17.04. Options to Extend.

(a)    Grant and Exercise of Option. Provided that (i) no Default has occurred and is then continuing, (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord, and (iii) Tenant originally named herein remains in possession of and has been continuously operating in the entire

Leased Premises throughout the term immediately preceding the Extension Term (as defined below), Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (each an "Extension Term"). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the "Rent Adjustment"). Tenant shall exercise each option by delivering to Landlord, no later than three hundred sixty-five (365) days prior to the expiration of the preceding term, written notice of Tenant's desire to extend the Lease Term. Tenant's failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than ninety (90) days prior to the commencement of the Extension Term. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within ten (10) business days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord's option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant's acceptance (or deemed acceptance) of the Rent Adjustment.

(b)    Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be reasonably determined by Landlord based on the monthly rent charged to prospective renewing tenants for the Building and comparable buildings (e.g., buildings of comparable age, physical condition, number of stories, total size, comparable location) in the area in which the Leased Premises are located, taking into account all financial terms, including without limitation, base rent, free rent, escalations, work contributions and allowances and leasing and brokerage commissions. Without limiting the foregoing, if Tenant delivers to Landlord a written objection to Landlord's calculation of the Rent Adjustment within ten (10) business days after Tenant's receipt of Landlord's determination of the Rent Adjustment, and the parties cannot agree on a Rent Adjustment within ten (10) business days after Tenant's written objection then Tenant may retract its exercise of its option to extend, or Tenant may choose arbitration to determine the Rent Adjustment. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within three (3) business days after expiration of such ten (10) business day period ("Arbitration Notice"). Within ten (10) business days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Rent Adjustment for the Leased Premises. Each appraiser so selected shall be a MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the Weston, Florida submarket and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Rent Adjustment for the Leased Premises within twenty (20) business days after their appointment, then, within ten (10) business days after the expiration of such twenty (20) business day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, such third appraiser shall within ten (10) business days after appointment make its determination of the Rent Adjustment. The average of the two closest determinations of the Rent Adjustment shall be used as the Minimum Annual Rent for the applicable Extension Term and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant fails to provide the Arbitration Notice as provided above, then Tenant's exercise of its option to extend shall be deemed retracted. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 17.05. Security System. Tenant shall have the right, upon written consent from Landlord, to install a security system and additional locks (collectively, the "Security System") at the Leased Premises. Tenant acknowledges that (a) Tenant shall be responsible for the cost to install and maintain the Security System, (b) the construction and installation of the Security System shall be subject to the terms of Section 7.03 of the Lease, and (c) Tenant shall be required, at Tenant's sole cost and expense, to remove the Security System upon the expiration or earlier termination of the Lease Term.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

WITNESSES: /s/ Shen Boodoo Printed Name: Shen Boodoo /s/ Ana M Hernandez Printed Name: Ana M Hernandez Date of execution: 12/8/2014
LANDLORD:

DP WESTON POINTE III, LLC, a Delaware limited liability company

By: Duke Princeton, LLC, a Delaware limited liability company, its sole member

   By: Duke/Hulfish, LLC, a Delaware limited liability company, its sole member

   By: Duke Realty Limited Partnership, an Indiana limited partnership, its managing member

   By: Duke Realty Corporation, an Indiana corporation, its general partner

By: /s/Edward P. Mitchell
Edward P. Mitchell
Senior Vice President
Florida Operations

WITNESSES: /s/ Doretta Martone Knoerr Printed Name: Doretta Martone Knoerr /s/ Martha Singer Printed Name: Martha Singer Date of execution: 11/17/2014	TENANT: THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation By: /s/ Robert Manne Robert Manne Senior Vice President Attest: Name: Title:

EXHIBIT A

SITE PLAN OF LEASED PREMISES

NORTH COMMERCE PARKWAY
Site Plan of Leased Premises
Royal Palm Boulevard

Exhibit A

EXHIBIT A-1

PHASE I PREMISES AND PHASE II PREMISES

Exhibit A-1

Exhibit A-1

EXHIBIT B

TENANT IMPROVEMENTS

1.	Condition of Leased Premises.

(a)    Tenant has personally inspected the Leased Premises and accepts the same "AS IS" without representation or warranty by Landlord of any kind except as otherwise expressly set forth in the Lease. Tenant shall be responsible for constructing the interior improvements within the Leased Premises (the "Tenant Improvements"). Tenant's proposed architect/engineer, general contractor, and fire protection, plumbing, HVAC and electrical subcontractors are subject to Landlord's prior approval, which approval shall not be unreasonably withheld or delayed. Promptly following the selection and approval of the architect/engineer, Tenant shall forward to said architect/engineer (and copy Landlord on the transmittal) Landlord's building standards heretofore delivered to Tenant (the "Building Standards"), and Tenant shall cause said architect/engineer to comply with said Building Standards. Promptly following the selection and approval of the general contractor, Tenant shall forward to said general contractor (and copy Landlord on the transmittal) Landlord's fire protection, plumbing, HVAC and electrical specifications and Landlord's rules of conduct (collectively, the "Landlord Specifications"), all of which have been delivered to Tenant prior to the date of this Lease, and Tenant shall cause said general contractor to comply with said Landlord Specifications. At Landlord's request, Tenant shall coordinate a meeting among Landlord, Tenant and Tenant's general contractor to discuss the Building systems and other matters related to the construction of the Tenant Improvements.

(b)    Landlord shall deliver the Leased Premises to Tenant in good order, condition and repair and in broom clean condition (and Landlord shall not remove any of the Existing Tenant's improvements, furniture, fixtures and equipment left behind by Existing Tenant, including, but not limited to, tables, chairs, desks, workstations, cubicles, all data and communications equipment, security systems, wiring and cabling (including above ceiling, below raised floors and behind walls), supplemental HVAC, Building signage (subject to Landlord's obligation to remove per the Lease), rooftop dish or other equipment, installed by or on behalf of Existing Tenant) at such time as (i) this Lease is fully executed by Landlord and Tenant, (ii) Tenant delivers to Landlord the certificate of insurance required under Section 8.04(b) of this Lease, and (iii) the Existing Tenant has vacated the Leased Premises, or that applicable portion of the Leased Premises (i.e., the Phase I Premises and the Phase II Premises) in accordance with the terms of the Lease. Tenant's acceptance of the Leased Premises or operation of its business in the Leased Premises (or any portion thereof) prior to the Commencement Date or the Expansion Date, as applicable, shall not be deemed to create an obligation to pay any Rent prior to the Commencement Date or the Expansion Date, as applicable, as set forth in the Lease; provided, however, that Tenant shall otherwise comply with all of the other terms and conditions of this Lease upon acceptance of the Leased Premises. Landlord hereby warrants to Tenant that the Building systems (including the HVAC, electrical, plumbing, elevator and sprinkler systems) shall be in good working order as of the Commencement Date.

2.    Preparation of CD's. Tenant shall, at Tenant's sole cost and expense, prepare and submit to Landlord a set of permittable construction drawings (the "CD's"), based on the preliminary plans to be completed by Tenant and subject to Landlord's review and reasonable consent, covering all work to be performed by Tenant in constructing the Tenant Improvements. Tenant shall have no right to request any Tenant Improvements that would materially alter the exterior appearance (other than the Building Sign, Supplemental HVAC and Generator) or basic nature of the Building or the Building systems. Landlord shall have fifteen (15) days after receipt of the CD's in which to review the CD's and in which to give Tenant written notice of its approval of the CD's or its requested changes to the CD's. If Landlord

Exhibit B

requests any changes to the CD's, Tenant shall make such changes and shall, within ten (10) days of its receipt of Landlord's requested changes (if any), submit the revised portion of the CD's to Landlord. Landlord shall have five (5) days after receipt of the revised CD's in which to review said revised CD's and in which to give to Tenant written notice of its approval of the revised CD's or its requested changes thereto. This process shall continue until such time, if at all, that Landlord approves the CD's in accordance with this paragraph. Tenant shall at all times in its preparation of the CD's, and of any revisions thereto, act expeditiously, reasonably and in good faith. Landlord shall at all times in its review of the CD's, and any revisions thereto, act expeditiously, reasonably and in good faith.

3.    Construction of Tenant Improvements. Prior to commencing the construction of the Tenant Improvements, Tenant shall deliver to Landlord (a) evidence of Tenant's insurance reasonably satisfactory to Landlord, which insurance shall be maintained throughout the construction of the Tenant Improvements, and (b) an estimated project schedule. In addition, Tenant shall require its general contractor to carry appropriate insurance, as determined by Tenant, but which shall include, without limitation, Commercial General Liability, Commercial Auto Liability and Worker's Compensation, in amounts necessary to insure the project and the work related thereto against claims for bodily injury or death or property damage. Tenant's contractors of all tiers shall name Landlord, Landlord's managing agent, and any mortgagee requested by Landlord as additional insured on all liability policies required pursuant to this paragraph. Throughout the construction of the Tenant Improvements, Tenant shall notify Landlord promptly of any material deviations from such project schedule. Tenant or its contractor shall construct the Tenant Improvements in a good, first-class and workmanlike manner and in accordance with the CD's and Specifications and all applicable governmental regulations. If Tenant shall fail to complete the Tenant Improvements by the Commencement Date, Tenant's obligation to pay Minimum Annual Rent and Additional Rent hereunder shall nevertheless begin on the Commencement Date. Landlord shall have the right, from time to time throughout the construction process, to enter upon the Leased Premises to perform periodic inspections of the Tenant Improvements, at Landlord's sole cost and expense. Tenant agrees to respond to and address promptly any reasonable concerns raised by Landlord during or as a result of such inspections.

4.    Substantial Completion. "Substantial Completion" (or any grammatical variation thereof) shall mean completion of construction of the Tenant Improvements, as established by a certificate of occupancy for the Leased Premises from the applicable governing authority.

5.    Improvement Costs. Landlord shall reimburse Tenant for the Improvement Costs (as hereinafter defined) incurred in constructing the Tenant Improvements, up to an amount equal to One Million One Hundred Sixty-Six Thousand One Hundred Thirty-Six and No/100 Dollars ($1,166,136.00) (the "Tenant Allowance"), as follows:

(a)    Landlord shall pay fifty percent (50%) of the Tenant Allowance, less a holdback (the "Holdback") equal to ten percent (10%), to Tenant at such time as:

(i)    Tenant has delivered to Landlord a copy of Tenant's building permit;

(ii)    Tenant has received Landlord's written approval of the CD's;

(iii)    Tenant's general contractor has completed fifty percent (50%) of the Tenant Improvements within the Leased Premises, as evidenced by a certificate from Tenant's architect and invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Tenant Improvements made as of the date of Tenant's request for payment; and

Exhibit B

(iv)    Tenant has delivered to Landlord partial lien waivers for the first fifty percent (50%) of the Tenant Improvements from Tenant's general contractor for all subcontractors and all material suppliers having performed any work at the Leased Premises relating to the construction of the first fifty percent (50%) of the Tenant Improvements.

(b)    Landlord shall pay the remainder of the Tenant Allowance (less the Holdback) to Tenant at such time as Tenant's general contractor has:

(i)    Substantially Completed the Tenant Improvements;

(ii)    delivered to Landlord lien waivers and affidavits from Tenant's general contractor for all subcontractors and all materials suppliers having performed any work at the Leased Premises relating to the Tenant Improvements, together with any other evidence reasonably required by Landlord to satisfy Landlord's title insurer that there are no parties entitled to file a lien against the real property underlying the Park in connection with such work; and

(iii)    delivered to Landlord all invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Tenant Improvements.

(c)    Landlord shall pay the Holdback to Tenant at such time as Tenant has completed the incomplete work and remedied the defective work set forth on the punchlist.

(d)    Landlord shall not charge any construction management or other fee in connection with the Tenant Improvements, including, but not limited to, review or inspection of same, review of plans or specifications or otherwise.

(e)    For purposes of this Lease, the term "Improvement Costs" shall mean the cost of the CD's and all tenant buildout, including, without limitation, demising walls and utilities. Tenant shall be responsible for all Improvement Costs in excess of the Tenant Allowance.

6.    Certificate of Occupancy. Tenant acknowledges and agrees that Tenant shall have no right to conduct its business at the Leased Premises unless and until Tenant delivers to Landlord an original or copy of the certificate of occupancy, if applicable for the Leased Premises.

Exhibit B

EXHIBIT C

LETTER OF UNDERSTANDING

DP Weston Pointe III, LLC
c/o Duke Realty Corporation
Attn.: South Florida Market – V.P., Asset Mgmt. & Customer Service
2400 North Commerce Parkway, Suite 405
Weston, FL 33326

RE:
Office Lease between DP Weston Pointe III, LLC, a Delaware limited liability company ("Landlord") and The Ultimate Software Group, Inc., a Delaware corporation ("Tenant"), dated ________________, 2014 (the "Lease") for the premises located at 2250 North Commerce Parkway, Weston, Florida 33326 (the "Leased Premises"), within Weston Pointe

Dear _________________________:

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.	The Commencement Date under the Lease is ___________________.

2.	The Expansion Date under the Lease is _____________________.

3.	The Expiration Date under the Lease is ______________________.

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.	To the best of the undersigned's knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this ____ day of _________________, 20____.

Exhibit C

TENANT: THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation By: Name: Title: Attest: Name: Title:

[Exhibit - Not to be executed]

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

1.    The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Exterior Areas subject to the express rights of Tenant as set forth in the Lease.

2.    Except for the Building Sign, no awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord's prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3.    Except for the Building Sign, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Exterior Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant.

4.    The sashes, sash doors, windows, and doors that admit air into halls, passageways or other public places in the Building shall not be covered or obstructed by tenant.

5.    The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6.    Intentionally omitted.

7.    No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

8.    The Leased Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Leased Premises. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. Notwithstanding the foregoing, Tenant may (a) use a portion of the Leased Premises for an exercise studio for the sole use of Tenant and its employees, and (b) print and copy within the Leased Premises in the

Exhibit D

ordinary course of Tenant's business. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

9.    No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

10.    No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

11.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof, except as otherwise expressly allowed under Section 17.05 of the Lease. Each tenant must upon the termination of its tenancy, restore to Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12.    No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning of storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to Landlord and under Landlord's supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

13.    Landlord shall have the right to prohibit any advertising by any tenant that, in Landlord's commercially reasonable opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

14.    Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

15.    Intentionally omitted.

16.    Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

Exhibit D

17.    All office equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

18.    No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord except as otherwise expressly set forth in the Lease.

19.    There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

20.    Intentionally omitted.

21.    The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

22.    Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.

23.    Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles, including sport utility vehicles and any Tenant owned company van or truck. Except for intermittent deliveries, no vehicles other than passenger automobiles, sport utility vehicles and any Tenant owned company van or truck may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles except to the extent arising out of the negligence or willful misconduct of Landlord, the managing agent or any of their respective partners, directors, officers, agents or employees.

24.    Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

It is Landlord's desire to maintain in the Building and Exterior Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Exterior Areas, and for the preservation of good order therein so long as the same does not materially or adversely affect Tenant's use of the Leased Premises for the Permitted Use.

Exhibit D